Exhibit 99.1

Press Release

Rockwell Medical Files Preliminary Proxy Statement

for Annual Meeting

- New Director Nominated, Lead Independent Director Named,

Corporate Governance Enhancements Instituted -

WIXOM, MICHIGAN, April 4, 2017 — Rockwell Medical, Inc. (NASDAQ: RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis, today filed a preliminary proxy statement with the Securities and Exchange Commission for the Company’s 2017 Annual Meeting of Shareholders, highlighting the nomination of David Domzalski to the Company’s Board of Directors, disclosing the appointment of a Lead Independent Director to the Company’s Board of Directors and describing corporate governance enhancements.

Mr. Domzalski, nominated as an independent director, brings over 20 years of healthcare and pharmaceutical experience to the Rockwell Medical Board of Directors.  Mr. Domzalski is an accomplished executive with strategic and operational experience across key functional disciplines, including commercial operations, clinical development, manufacturing and product development, corporate financing, and business development. Mr. Domzalski has extensive experience in building and restructuring commercial organizations within multi-cultural environments of “start-up” and established corporations.  Mr. Domzalski has a record of achievement in new product launches and life-cycle management across multiple therapeutic classes. Mr. Domzalski is highly successful in cultivating external partnerships and strategic alliances guided by strong interpersonal and negotiation skills and will be extremely helpful as Rockwell Medical works to commercialize Triferic globally.

Rockwell also announced the following corporate governance enhancements:

•                  Appointment of a Lead Independent Director: The independent directors have created the position of “Lead Independent Director” to facilitate discussion among the independent directors and to lead executive sessions at which the Chairman does not participate. The Lead Independent Director serves a one-year term, which is renewable.  In March 2017, the independent directors appointed Patrick Bagley as its Lead Independent Director.

•                  Formation of a Governance & Nominating Committee: The Board formed a Governance and Nominating Committee that is responsible for (1) oversight of the corporate governance of the Company; (2) recommending appropriate corporate governance practices; (3) identifying individuals qualified to become directors and selecting, or recommending that the Board of Directors select, the candidates for all directorships to be filled by the Board of Directors or by the shareholders; (4) oversight and review of potential risks and risk mitigation strategies; and (5) recommending appropriate risk mitigation strategies.

•                  Adoption of Principles of Corporate Governance: The Board has adopted and will conduct annual reviews of our Principles of Corporate Governance. These governance principles, along with the charters of the Board’s committees, Articles of Incorporation and Bylaws, form the framework for the governance of the Company. The Principles of Corporate Governance, as currently in effect, are available on www.rockwellmed.com on the “Investors” page.

In addition, the Principles of Corporate Governance include several new compensation governance practices for 2017, including:

•                  Management share ownership guidelines, helping to align management’s incentives with the long-term interests of our shareholders;

•                  An Anti-Pledging and Anti Hedging Policy, ensuring that management’s economic alignment through their ownership of our shares will be maintained and helping to ensure that our executives remain focused on long-term value creation;

•                  A Clawback Policy, to help reduce enticements for excessive risk-taking;

•                  A Cap on Annual Bonus Payouts, to encourage sales initiatives that can lead to more sustainable business performance over time; and

•                  Engagement of an Independent Compensation Consultant, to provide professional guidance to the Compensation Committee relating to the design of effective compensation programs and the appropriate remuneration levels for employees.

Further to these changes, the Compensation Committee intends to modify the structure of the Company’s annual bonus program for 2017 to make it more formulaic, more transparent for shareholders, and less discretionary.

Additional information about these policies and initiatives will be available in the Company’s definitive proxy statement, when it is available.

About Rockwell Medical

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell’s innovative drug Triferic is the only FDA approved therapy to replace iron and maintain hemoglobin in hemodialysis patients suffering from anemia. Triferic delivers iron to patients during their regular dialysis treatment, using dialysate as the delivery mechanism. Triferic has demonstrated that it safely and effectively delivers sufficient iron to the bone marrow and maintains hemoglobin, without increasing iron stores (ferritin). Rockwell intends to market Triferic to hemodialysis patients in the U.S. dialysis market and globally.

Rockwell’s FDA approved generic drug Calcitriol is for treating secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy.  Rockwell intends to market Calcitriol to hemodialysis patients in the U.S. dialysis market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell’s products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient’s bloodstream. Rockwell has three U.S. manufacturing/distribution facilities.

Rockwell’s exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, Rockwell’s intention to sell and market Calcitriol and Triferic. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan”, “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical’s SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information and Where to Find It

Rockwell Medical, Inc. (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the 2017 Annual Meeting of Shareholders.  Information regarding the names of the Company’s directors and executive officers and their respective direct or indirect interests in the Company, by security holdings or otherwise, can be found in the Company’s preliminary proxy statement for its 2017 Annual Meeting of Shareholders, including the schedules and appendices thereto.  The preliminary proxy statement was filed with the Securities and Exchange Commission (“SEC”) on April 3, 2017.  Investors and shareholders are strongly encouraged to read carefully the definitive proxy statement and the accompanying WHITE proxy card and any other documents filed by Rockwell Medical, Inc. with the SEC when they become available, as they will contain important information.  Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying WHITE proxy card, and other documents filed by Rockwell Medical, Inc. with the SEC for no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge by writing to Rockwell Medical, Inc., Attn: Secretary, 30142 S. Wixom Road, Wixom, Michigan, 48393.

Triferic® is a registered trademark of Rockwell Medical, Inc.